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                                                                  EXHIBIT 99.1


                                [JMI LETTERHEAD]




FOR IMMEDIATE RELEASE                                           JUNE 30, 1997


                 JONES MEDICAL ACQUIRES TWO ENDOCRINE PRODUCTS
                      FROM SMITHKLINE BEECHAM CORPORATION

                ACQUISITION IS FIFTH IN PAST TWENTY - TWO MONTHS

ST. LOUIS, MO - JONES MEDICAL INDUSTRIES, INC. (NASDAQ: JMED) today announced the $22.8 million acquisition of Cytomel(R) (liothyronine sodium tablets) and Triostat(R) (liothyronine sodium injection) from SmithKline Beecham Corporation
(SKB). Cytomel(R) is a T3 thyroid replacement hormone used to treat various chronic thyroid disorders. Triostat(R) is an injectable form of T3 used to treat more acute hypothyroid disorders. Both products are marketed under approved New Drug Applications (NDA).

Cytomel(R) has not been actively promoted in over 15 years and Triostat(R) is a relatively new drug, having received its NDA in 1991. These products will be promoted by JMED's sales organization.

Dennis M. Jones, Chairman and CEO, said, "The addition of two strategic sole source products to our growing endocrine sales focus is very exciting. As we continue to grow our leading thyroid products, Levoxyl(R) (T-4) and Tapazole(R), (Methimazole, USP) the two new products will help to further develop JMED's endocrine franchise."

Jones Medical Industries, Inc., is an emerging specialty pharmaceutical manufacturer with 1996 sales of $100.2 million and a five-year compounded growth rate of 28 percent. The Company's strategy is to continue building a portfolio of growing products through the acquisition of under-promoted, pre-approved products from other firms. This strategy has allowed JMED to avoid the risks associated with new drug development and the lengthy and costly Food and Drug Administration approval process. The acquisition of the two SKB products is JMED's sixteenth acquisition to date and the fifth in the past twenty-two months.

For more information contact Investor Relations at (314) 576-6100.